Exhibit 99.1

CONTACT:	Thomas T. Hendrickson	Investor/Press Relations:
	Chief Administrative Officer and	Chad A. Jacobs/Megan McDonnell
	Chief Financial Officer	Integrated Corporate Relations, Inc.
	The Sports Authority	203-222-9013
720-475-2293

SPORTS AUTHORITY ANNOUNCES FIRST QUARTER 2004 RESULTS

Englewood, CO, May 25, 2004 – The Sports Authority, Inc. (NYSE:TSA), today announced results for its first quarter ended May 1, 2004.

•                  Diluted EPS of $0.35, excluding merger integration costs, compares to the Company’s previous guidance of $0.33 to $0.34.

•                  Diluted EPS of $0.15, including merger integration costs.

•                  Raised fiscal year 2004 diluted EPS guidance to a range of $2.59 to $2.65.

On August 4, 2003, Gart Sports Company and The Sports Authority, Inc. (TSA) announced that they had completed a merger of equals. The results for the 13 weeks ended May 1, 2004 represent the performance of the consolidated company, while the year ago results reflect Gart Sports Company on a stand-alone basis.

Net income for the first quarter was $4.1 million, or $0.15 per diluted share, including the effect of after-tax merger integration costs of $5.2 million, or $0.20 per diluted share.  Excluding merger integration costs, net income for the first quarter was $9.3 million, or $0.35 per diluted share, compared with $0.34 per diluted share in the prior year’s quarter, which included a net gain of approximately $0.16 per diluted share associated with non-recurring events and a related income tax benefit, as reported by the former Gart Sports Company on a stand-alone basis.  Excluding these items, the prior year’s first quarter earnings were $0.18 per diluted share.  Pro-forma combined earnings for the prior year’s quarter were $0.12 per diluted share.

Total sales for the 13 weeks ended May 1, 2004 were $572.0 million compared with $228.4 million in the prior year’s first quarter as reported by the former Gart Sports Company on a stand-alone basis.  First quarter comparable store sales for the combined company increased   0.3% from last year’s combined company results.

The Company opened seven stores and closed five former TSA and one former Gart Sports store during the quarter to arrive at a total number of stores in operation as of May 1, 2004 of 385 stores in 45 states.

Doug Morton, Vice Chairman and Chief Executive Officer of the Sports Authority, stated, “We are pleased with our first quarter results given the on-going efforts to integrate the two companies.  We were particularly pleased with the strong gross margin performance delivered in the quarter combined with our ability to reduce inventories, on a per square foot basis, by approximately one percent versus the prior year.  We are also pleased with the sales results delivered from the initial remodels performed on the former Sports Authority stores.  We are committed to providing an improved shopping experience for all of our customers.”

The Company is forecasting sales in the second quarter of fiscal 2004 to be approximately $630 million and comparable store sales to be flat compared to the same quarter last year.  The Company expects to report net income of approximately $18.6 million, and diluted EPS of $0.70, based on 26.6 million diluted shares outstanding in the quarter.  All earnings estimates are exclusive of merger integration costs.  The Company expects to open 2 new stores during the quarter.

For fiscal year 2004, the Company expects sales to be approximately $2.5 billion.  The Company expects to report net income in the range of $68.8 to $70.1 million, and diluted EPS between $2.59 to $2.65, based on an estimated 26.6 million diluted shares outstanding.  All earnings estimates are exclusive of merger integration costs.   The Company expects to open 23 new stores during the year and expects to close up to a total of 15 stores. The number of stores in operation at the end of fiscal 2004 is expected to be 392.

To supplement our condensed consolidated statements of operations presented on a basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we have disclosed additional non-GAAP measures of net income and earnings per share adjusted to exclude merger integration costs and certain other non-recurring costs and income we believe appropriate to enhance an overall understanding of our financial performance (see income statement tables following). These adjustments to our GAAP results are made with the intent of providing a more complete understanding of the underlying operational results.  Also, we have disclosed pro forma combined results for the 13 weeks ended May 3, 2003 to provide an additional basis for comparison of our current first quarter results. These non-GAAP measures have been reconciled to the most comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures.  The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or diluted earnings per share prepared in accordance with GAAP.

As disclosed above in this release, none of the forecasted pro forma diluted earnings per share amounts include merger integration costs.  While we estimate that we will incur additional merger integration costs through the fiscal period ending October 30, 2004, we are unable to predict, with a high degree of certainty, the timing of these merger integration costs by fiscal quarter. Consequently, we are unable to provide a reconciliation of the forecasted pro forma diluted earnings per share amounts, for the periods described above, to the most comparable financial measure calculated in accordance with GAAP, diluted earnings per share including tax effected merger integration costs. The forecasted pro forma diluted amounts were calculated without consideration of tax effected merger integration costs.

The Sports Authority, headquartered in Englewood, CO, is one of the nation’s largest full-line sporting goods retailers offering a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices. As of May 1, 2004 The Sports Authority operated 385 stores in 45 states under The Sports Authority®, Gart Sports®, Sportmart® and Oshman’s® names. The Company’s e-tailing websites, located at thesportsauthority.com, gartsports.com, sportmart.com and oshmans.com, are operated by GSI Commerce, Inc. under license and e-commerce agreements. In addition, a joint venture with AEON Co., Ltd. operates “The Sports Authority” stores in Japan under a licensing agreement.

(tables to follow)

This announcement may contain, in addition to historical information, certain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those currently anticipated as a result of a number of factors, including risks and uncertainties discussed in Gart’s and The Sports Authority’s filings with the Securities and Exchange Commission. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the specific market areas of Gart and The Sports Authority, consumer confidence, changes in discretionary consumer spending, changes in costs of goods and services and economic conditions in general, and in the companies’ specific market areas, unseasonable weather and those risks generally associated with the integration of the companies. There can be no assurance that the companies will be integrated successfully or without unanticipated costs or that anticipated synergies or other benefits will be realized. The companies assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

The Sports Authority, Inc.

Condensed Consolidated Statements of Income

(Dollars in thousands, except share and per share data)

	13 Weeks Ended
	May 1, 2004	May 3, 2003
Net sales	$572,041	$228,432
Cost of goods sold, buying, and occupancy	413,060	170,851
Gross profit	158,981	57,581
Gross profit %	27.8%	25.2%
Operating expenses:
Selling, general and administrative expenses	139,237	53,422
Selling, general and administrative expenses %	24.3%	23.4%
Merger integration costs	8,558	—
Store pre-opening expenses	750	96
Operating income	10,436	4,063
Non-operating income (expense):
Interest expense	(4,287)	(2,015)
Other income	520	2,041
Income before income taxes	6,669	4,089
Income tax (expense) benefit	(2,601)	100
Net income	$4,068	$4,189
Earnings per share:
Basic	$0.16	$0.35
Diluted	$0.15	$0.34
Basic weighted average shares outstanding	25,417,187	11,870,335
Diluted weighted average shares outstanding	26,395,651	12,428,405

Reconciliation of GAAP measures to pro forma, non-GAAP measures:

Results of operations for the 13 weeks ended May 1, 2004 include merger integration costs, and, for the 13 weeks ended May 3, 2003, include non-recurring settlements and associated income tax benefits.  In order to present comparable results year over year, the following table provides a reconciliation of GAAP basis net income to pro forma net income excluding these items, and including income tax expense at statutory rates.

	13 Weeks Ended
	May 1, 2004	May 3, 2003
Income before income taxes as reported	$6,669	$4,089
Merger integration costs	8,558	—
Non-recurring settlements included above	—	(373	)(1)
Pro-forma income before income taxes	15,226	3,716
Income tax expense at statutory tax rates	(5,938)	(1,431	)(2)
Pro forma net income	$9,288	$2,285
Pro forma earnings per share:
Basic	$0.37	$0.19
Diluted	$0.35	$0.18
Basic weighted average shares outstanding	25,417,187	11,870,335
Diluted weighted average shares outstanding	26,395,651	12,428,405

(1)     Includes a non-recurring expense of $1.5 million, related to the proposed settlement of two wage and hour lawsuits in California, and $1.873 million of non-recurring interest income related to the settlement of a tax dispute with Gart’s former parent (Thrifty Payless Holdings, Inc., a subsidiary of RiteAid Corporation).

(2)     Adjusted to exclude a non-recurring tax benefit of $1.674 million related to the settlement of a tax dispute with Gart’s former parent (Thrifty Payless Holdings, Inc., a subsidiary of Rite Aid Corporation) and to record tax expense at statutory rates.

Pro-forma combined results for the 13 weeks ended May 3, 2003

	Former Sports Authority	Former Gart Sports	Pro-forma combined
Earnings before income taxes, as reported	$802	$4,089	$4,891
Non-recurring settlements and merger related costs included above	743	(373)	370
Pro-forma income before income taxes	1,545	3,716	5,261
Pro-forma income tax expense at statutory tax rates	(595)	(1,431)	(2,026)
Pro-forma net income	$950	$2,285	$3,235

Pro forma earnings per share:
Basic			$0.13
Diluted			$0.12

Pro-forma basic weighted average shares outstanding			25,400,000
Pro-forma diluted weighted average shares outstanding			26,400,000

The Sports Authority, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

	May 1, 2004	January 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$29,000	$28,009
Merchandise inventories	753,972	687,215
Other current assets	159,704	165,399
Total current assets	942,676	880,623
Property and equipment, net	194,709	186,573
Other long-term assets	282,538	272,360
Total assets	$1,419,923	$1,339,556

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$343,157	$326,198
Other current liabilities	151,702	175,516
Total current liabilities	494,859	501,714
Long-term debt	380,578	317,321
Other long-term liabilities	95,156	81,255
Total liabilities	970,593	900,290
Total stockholders’ equity	449,330	439,266
Total liabilities and stockholders’ equity	$1,419,923	$1,339,556